Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Third Quarter and First Nine Months of 2015 and
Announces New Share Repurchase Program

Consolidated Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results	Quarter Ended		Change	Nine Months Ended
	9/30/2015	9/30/2014		9/30/2015	9/30/2014	Change
Net Sales	$306.6	$302.6	1%	$882.5	$902.9	-2%
Segment Profit	$33.2	$38.6	-14%	$86.7	$102.8	-16%
Segment Margin	10.8%	12.8%		9.8%	11.4%
Net Income (Loss)	$11.4	$8.6	33%	$(27.5)	$18.2	-251%
Diluted EPS	$0.51	$0.33		$(1.21)	$0.71
Adjusted EBITDA*	$41.8	$43.1	-3%	$113.6	$115.0	-1%
*See attached schedules for adjustments and reconciliations to GAAP numbers.

Normalized Consolidated Results	Quarter Ended		Change	Nine Months Ended
	9/30/2015	9/30/2014		9/30/2015	9/30/2014	Change
Normalized Net Sales**	$283.7	$294.9	-4%	$865.5	$878.2	-1%
Normalized Segment Profit**	$33.3	$37.8	-12%	$96.7	$99.5	-3%
Normalized Segment Profit Margin**	11.7%	12.8%		11.2%	11.3%
**Normalized data adjusted for FX, acquisitions and divestitures, acquisition expenses, restructuring and EDF loss provision as set forth in the attached schedules.

Pro Forma Financial Information Including Deconsolidated GST*	Quarter Ended		Change	Nine Months Ended
	9/30/2015	9/30/2014		9/30/2015	9/30/2014	Change
Pro Forma Net Sales	$346.5	$348.9	-1%	$1,009.5	$1,043.2	-3%
Pro Forma Net Income	$19.8	$18.7	6%	$1.5	$51.7	-97%
Pro Forma Adjusted EBITDA	$53.0	$55.7	-5%	$148.2	$156.3	-5%
*See attached pro forma schedules.

•	Net sales for the third quarter of 2015 decreased by 4% from the third quarter of 2014 after adjusting for foreign exchange translation, acquisitions and a divestiture.

•	Segment profit for the third quarter decreased by 12% after adjusting for foreign exchange translation, acquisitions and divestitures and their related expenses, and restructuring.

•	Diluted EPS increased to $0.51 in the third quarter of 2015 from $0.33 in the third quarter of 2014.

•
Adjusted EBITDA was $41.8 million in the third quarter and $113.6 million for the first nine months of 2015 compared to $43.1 million in the third quarter and $115.0 million for the first nine months of 2014.

•
Third quarter pro forma sales† (which includes the sales of deconsolidated GST) declined to $346.5 million, or 1%, from the third quarter of 2014. Pro forma Adjusted EBITDA† declined 5% to $53.0 million compared to the third quarter of 2014.

•
For the first nine months of 2015, pro forma sales decreased 3% to $1,009.5 million from the first nine months of 2014. Pro forma Adjusted EBITDA† of $148.2 million decreased 5% from the first nine months of 2014.

† (Please refer to Pro Forma Condensed Consolidated Financial Statements attached)

CHARLOTTE, N.C., October 29, 2015 -- EnPro Industries, Inc. (NYSE: NPO) today reported consolidated sales of $306.6 million in the third quarter of 2015, a $4.0 million, or 1%, increase from the third quarter of 2014. On a normalized basis, which excludes the effect of foreign exchange translation and the net impact of acquisitions and a divestiture, sales declined 4%. On a normalized basis, Power Systems segment sales were 6% higher than the third quarter of 2014 but this was more than offset by sales declines of 4% in Sealing Products and 8% in the Engineered Products segment.

Segment profit margin of 10.8% in the third quarter of 2015 was down from 12.8% in the third quarter of 2014 primarily as a result of lower volumes in the Sealing Products and Engineered Products segments and the expected low-contribution impact from the truck parts acquisitions in the Sealing Products segment. On a normalized comparison, segment profit margins for the quarter were 11.7% compared to 12.8% in the third quarter of last year.

EnPro reported net income in the third quarter of 2015 of $11.4 million, or $0.51 a share, compared to net income of $8.6 million, or $0.33 a share, in the third quarter of 2014. Contributing to the improved net income were lower corporate expenses of $3.8 million, lower other expense of $3.0 million, primarily related to a $4.0 million loss on the purchase of convertible debentures that occurred in the third quarter of last year, and $3.7 million lower income tax expense resulting from discrete items.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items detailed in the attached financial schedules (adjusted EBITDA), were $41.8 million in the third quarter of 2015, a 3% decrease from the third quarter of 2014.

The Company’s average diluted share count in the third quarter of 2015 decreased by 4.0 million shares to 22.1 million shares, down 15% from the same period a year ago. The decrease primarily reflects the net effect of the cash purchase of convertible debentures in September, 2014, as well as the unwinding of the hedge related to the original issue of convertible debentures and purchases of 1.2 million common shares occurring in the first four months of 2015.

Nine Months Results
Sales for the first nine months of 2015 were $882.5 million, a 2% decrease from 2014. Excluding foreign exchange translation and the net impact of acquisitions and dispositions, sales were 1% lower than the first nine months of 2014, as an increase in Power Systems was more than offset by a decline in the Engineered Products segment.

Segment profit margin of 9.8% in the first nine months of 2015 was down from 11.4% in the first nine months of 2014, primarily as a result of lower volumes in the Sealing Products and Engineered Products segments, higher restructuring and integration expenses and higher benefits costs partially offset by a favorable sales mix in Sealing Products, favorable pricing in all segments, lower material costs and lower incentive compensation expenses. On a normalized comparison, segment profit margins of 11.2% were essentially level from the first nine months of 2014.

Net loss for the first nine months of 2015 was $27.5 million, or $1.21 a share, compared to net income of $18.2 million, or $0.71 a share, in 2014. The year-to-date net loss is a result of the $45.8 million after tax goodwill impairment charge related to CPI that was recorded by the Company in the second quarter of this year. Adjusted EBITDA for the first nine months was $113.6 million compared to adjusted EBITDA of $115.0 million in the first nine months of 2014. Adjusted EBITDA is calculated before selected items, including the goodwill and intangible asset impairment charge, interest due to GST, a loss on the exchange and repurchase of convertible debentures and other items detailed in the attached financial schedules.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2015	9/30/2014		9/30/2015	9/30/2014
Sales	$186.3	$168.9	10%	$520.2	$499.3	4%
Segment Profit	$22.5	$23.0	-2%	$61.7	$62.9	-2%
Segment Margin	12.1%	13.6%		11.9%	12.6%
Normalized Net Sales	$154.8	$161.2	-4%	$474.6	$474.6	0%
Normalized Segment Profit	$21.9	$22.2	-1%	$62.3	$59.5	5%
Normalized Segment Margin	14.1%	13.8%		13.1%	12.5%
Adjusted EBITDA*	$32.1	$31.2	3%	$90.6	$87.3	4%
Adjusted EBITDA Margin**	17.2%	18.5%		17.4%	17.5%
*See attached schedules for adjustments.
**Adjusted EBITDA as a percentage of sales.

In the third quarter of 2015, sales in the Sealing Products segment increased 10% from the third quarter of 2014. Acquisitions, net of a divestiture, contributed approximately $29.0 million of sales in the quarter, partially offset by lower volumes and unfavorable foreign exchange translation. Softer demand from oil and gas, truck parts, semiconductor and general industrial markets were partially offset by stronger nuclear market and aerospace sales.

The segment’s profits decreased by 2% and segment profit margins declined to 12.1% from 13.6% in the third quarter of 2015. On a normalized basis excluding the impact of foreign exchange translation, restructuring expenses, acquisitions and related expenses and a divestiture, segment profits were slightly lower than in the third quarter of 2014, and segment margins of 14.1% expanded 30 basis points compared to the third quarter 2014 segment margins of 13.8%, largely due to lower operating costs.

The segment’s sales for the first nine months of 2015 were 4% higher than in 2014, and approximately even on a normalized basis, excluding the impact of foreign exchange translation and the net impact of acquisitions and a divestiture. Higher revenues from truck parts, aerospace and chemical markets were partially offset by softer conditions in oil and gas, semiconductor and general industrial markets.

Segment profits were 2% lower year-to-date 2015 compared to 2014 largely due to the net impact of acquisitions and dispositions and foreign currency. On a normalized basis, excluding these items and 2014 restructuring expense, segment profits increased 5% year-over-year largely due to lower operating costs.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2015	9/30/2014		9/30/2015	9/30/2014
Sales	$72.1	$88.1	-18%	$227.8	$275.4	-17%
Segment Profit	$1.5	$6.0	-75%	$8.9	$23.6	-62%
Segment Margin	2.1%	6.8%		3.9%	8.6%
Normalized Net Sales	$80.7	$88.1	-8%	$256.4	$275.4	-7%
Normalized Segment Profit	$2.2	$6.0	-63%	$13.3	$23.7	-44%
Normalized Segment Margin	2.7%	6.8%		5.2%	8.6%
Adjusted EBITDA*	$7.0	$11.6	-40%	$25.7	$40.7	-37%
Adjusted EBITDA Margin**	9.7%	13.2%		11.3%	14.8%
*See attached schedules for adjustments.
**Adjusted EBITDA as a percentage of sales.

Engineered Products sales in the third quarter of 2015 were 18% lower than the third quarter of 2014. On a normalized basis, excluding the negative impact of foreign exchange translation, the segment’s sales for the quarter were 8% lower than in 2014. This reduction was driven by lower sales of bearings, particularly in the fluid power and agricultural equipment markets, coupled with continued weakness in compressor parts and services demand from the Canadian natural gas market and in the U.K. and Middle East.

Segment profits declined $4.5 million or 75% for the third quarter of 2015 from the comparable period in 2014. On a normalized basis, excluding the impact of foreign exchange translation and restructuring charges, the decline was $3.8 million. Lower sales volumes were the primary drivers for the decline and more than offset cost reduction initiatives in the segment.

For the first nine months of 2015, the Engineered Products segment’s sales were 17% lower than the comparable period of 2014. On a normalized basis, excluding the impact of foreign exchange translation, sales declined 7% from the prior year. Lower sales of bearings in the U.S. and lower sales of reciprocating compressor parts and related services in Canada, the U.K., Middle East and the U.S. markets more than offset sales increases in other European markets. Normalized segment profits, excluding foreign exchange translation and restructuring charges, declined $10.4 million or 44% from the first nine months of 2014, as improved pricing and the favorable impact of cost reduction initiatives were more than offset by the impact of lower sales volumes.

Power Systems Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2015	9/30/2014		9/30/2015	9/30/2014
Sales	$49.1	$46.5	6%	$137.2	$130.6	5%
Segment Profit	$9.2	$9.6	-4%	$16.1	$16.3	-1%
Segment Margin	18.7%	20.6%		11.7%	12.5%
Normalized Net Sales	$49.1	$46.5	6%	$137.2	$130.6	5%
Normalized Segment Profit	$9.2	$9.6	-4%	$21.1	$16.3	29%
Normalized Segment Margin	18.7%	20.6%		15.4%	12.5%
Adjusted EBITDA*	$10.3	$10.4	-1%	$19.2	$18.9	2%
Adjusted EBITDA Margin**	21.0%	22.4%		14.0%	14.5%
*See attached schedules for adjustments.
**Adjusted EBITDA as a percentage of sales.

In the Power Systems segment, sales increased by $2.6 million, or 6%, from the third quarter of 2014. The increase includes higher engine and service revenues partially offset by a decrease in repair parts. Segment profits decreased 4% and segment profit margins declined to 18.7% from 20.6% in the third quarter of 2014 primarily as a result of the lower mix of repair parts, new product development costs and higher selling, general and administrative expenses.

The segment’s sales in the first nine months of 2015 were 5% higher than in the comparable period of 2014 primarily due to higher revenues from parts and service. Engine revenues were $0.3 million lower. Segment profits of $16.1 million included a foreign exchange related $5.0 million loss provision associated with periods beyond 2015 for a multi-year contract to supply engines to EDF that is priced in euros. Normalized segment profits for the first nine months of 2015, excluding this foreign exchange loss provision, improved $4.8 million year-over-year, and margins were 15.4% compared to 12.5% in 2014. The higher margins were primarily due to higher volume, a more favorable mix of high-margin parts and services and improved pricing, which more than offset increased selling, general and administrative expense.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2015	9/30/2014		9/30/2015	9/30/2014
Net Sales*	$54.0	$61.1	-12%	$165.2	$183.1	-10%
Third Party Sales	$48.8	$53.8	-9%	$149.3	$163.6	-9%
Operating Income	$8.9	$10.5	-15%	$29.1	$222.1	-87%
Operating Income Margin	16.5%	17.2%		17.6%	121.3%
Normalized Net Sales	$57.5	$61.1	-6%	$173.3	$183.1	-5%
Normalized Operating Income	$10.1	$11.1	-9%	$31.4	$37.1	-15%
Normalized Operating Income Margin	17.6%	18.2%		18.1%	20.3%
Adjusted EBITDA-A*	$11.1	$12.6	-12%	$34.5	$41.3	-16%
Adjusted EBITDA-A Margin**	20.6%	20.6%		20.9%	22.6%
*Includes intercompany sales.
**Adjusted EBITDA-A as a percentage of sales.

Net sales at the deconsolidated operations of GST and its subsidiaries (collectively “GST”) in the third quarter of 2015 decreased by 12% compared to the third quarter of 2014. Excluding the negative effect of foreign exchange translation, the decline was 6%. Market conditions were soft in North America and Australia in most process industries including steel processing, metals & mining, and in downstream oil and gas, where refineries have continued to delay their maintenance work. Operating income was down 15% from the third quarter of 2014, primarily due to the lower volume and a less-profitable mix.

GST’s net sales in the first nine months of 2015 were 10% lower (5% lower excluding foreign exchange translation) than 2014 reflecting lower demand in North America and from foreign affiliates. Operating income declined as a result of unfavorable volume and mix and the impact of $186.6 million income reflected in the first nine months of 2014 related to a reduction in the asbestos liability accrual on GST’s balance sheet made in June 2014 to reflect GST’s amended plan of reorganization.

On a normalized basis excluding the impact of foreign exchange translation and the 2014 changes in GST’s asbestos liability accrual, GST’s operating income was down 15% from the first nine months of 2014.

The results of GST and certain subsidiaries were deconsolidated effective June 5, 2010, when GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy code. These filings were the initial step in a process to reach a permanent resolution of all of GST’s current and future asbestos claims. Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the third quarter and nine months of 2015 and 2014 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization filed on January 14, 2015. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the third amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. EnPro is providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Corporate Expenses
Corporate expenses decreased $3.8 million to $6.3 million in the third quarter of 2015 compared to the third quarter of 2014. The decrease was primarily driven by lower employee costs, including benefits and incentive compensation, lower professional service costs and share-based compensation to directors due to the decreased fair value of certain awards accounted for as liabilities. For the first nine months of 2015, corporate expenses declined $11.4 million to $19.5 million for the same reasons as given above for the quarter.

Goodwill and Other Intangible Asset Impairment
Due to the continuing deterioration in the oil and gas markets in which our Compressor Products International (CPI) reporting unit operates, the Company concluded that events had occurred and circumstances had changed that required it to recognize a goodwill impairment charge ($46.1 million pre-tax) and an impairment of the amortized trademarks carried by CPI ($0.9 million pre-tax) in the second quarter of 2015. Together these impairment charges totaled $45.8 million on an after-tax basis.

Income tax
For the third quarter of 2015 income tax expense was $0.8 million compared to $4.5 million in the third quarter of 2014. The low tax expense in the third quarter of 2015 primarily results from additional discrete items recorded including a $0.9 million benefit from provision-to-return adjustments, and a $1.5 million net benefit from the reversal of a previously recorded state tax liability related to the sale of GRT. Without discrete items, the effective tax rate was 22.5% in the third quarter of 2015 versus 29.4% in the third quarter of 2014.

For the first nine months of 2015, income tax expense was $0.7 million compared to $8.7 million for the comparable period last year. The volatility in the tax is primarily the result of significant discrete items that were recorded during the first nine months of 2015. Without discrete items, the effective tax rate was 26% in the first nine months of 2015 versus 29.5% in the first nine months of 2014. The Company’s effective tax rate is directly impacted by the relative proportions of revenue and income before taxes in the jurisdictions in which it operates.

Cash Flows
EnPro’s cash balance stood at $92.0 million at September 30, 2015 compared to $194.2 million at December 31, 2014. Operating activities provided $32.0 million of cash in the first nine months of 2015 compared to using $9.9 million in the same period last year. The increase in cash from operating activities was primarily due to lower pension contributions of approximately $49.0 million, lower increases in operating working capital of approximately $11.0 million, and lower income taxes paid of approximately $8.0 million partially offset by higher interest paid of approximately $14.0 million in 2015.

Investing activities used $72.2 million of cash during the first nine months of 2015 compared to $31.7 million in 2014, primarily to fund acquisitions, capital expenditures and ERP system implementations.

Financing activities used $59.3 million in cash in the first nine months of 2015, primarily from $44.9 million spent to repurchase the majority of the remaining outstanding convertible debentures, $80.0 million spent to repurchase 1.2 million shares of outstanding common stock and the payment of $13.8 million of dividends. These activities were funded by cash on hand and additional borrowings of $77.9 million from the Company’s revolving credit facility. Financing activities in the first nine months of 2014 provided cash of $176.9 million, primarily from proceeds on the 5.875% senior notes.

GST’s cash and investment balance was $263.3 million at September 30, 2015 compared to $229.3 million at December 31, 2014. The increase includes the collection of $21.0 million of asbestos-related insurance proceeds since December 31, 2014.

Outlook
“Market conditions remain soft, and global economic volatility and sluggish oil and gas markets have resulted in lower demand levels in several of our businesses” said Steve Macadam, president and chief executive officer. “We have sound demand levels in the nuclear, petrochemical, and engine parts and service markets. However, softer conditions in many of our other markets and the strong dollar continue to affect our results. Given these ongoing market headwinds and our results for the quarter, we expect segment profit for the year to be at, or slightly below the low end of the guidance previously provided, excluding the impact of additional restructuring charges expected in the fourth quarter of 2015. We estimate restructuring charges for the year to be in the range of $10.0 to $13.0 million compared to the $3.2 million included in our previous guidance. We expect GST’s results to be within the range previously provided. This revised guidance is based on exchange rates in effect at the end of the third quarter. Despite current challenging market conditions, longer term, we expect continued benefits from our strategic growth initiatives including growth from recent and future strategic acquisitions and continued emphasis on improving operational efficiencies,” he added.

CPI Restructuring
Earlier this week, the Company filed a Form 8-K disclosing plans for restructuring of certain operations of the Company’s CPI unit, in connection with which the Company expects to incur total restructuring expense in the range of $7.8 million to $10.0 million. Approximately 90% of these expenses are expected to be incurred in the fourth quarter of 2015, with the balance to be incurred in the first half of fiscal 2016. “Upon completion, we expect this restructuring plan will result in annualized savings of $3.0 million to $4.0 million” Mr. Macadam commented.

Share Repurchase Program
Yesterday, the Board of Directors approved a new program authorizing the Company to repurchase up to $50.0 million of its common shares. Under this program, the Company may repurchase shares in both open market and privately negotiated transactions. The Company’s management will determine the timing and amount of the transactions based on its evaluation of market conditions and other factors. Repurchases may also be made under Rule 10b5-1 plans, which permit the Company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time and expires in two years.

"This repurchase authorization illustrates our confidence in EnPro’s sustained cash flow and our commitment to maintaining long-term shareholder value," said Mr. Macadam.

Conference Call and Webcast Information
EnPro will hold a conference call today, October 29, at 10:00 a.m. Eastern Time to discuss third quarter 2015 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 83302606. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation and Pro Forma Results of Garlock Sealing Technologies LLC
Results for the third quarters of 2015 and 2014 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Tables attached to this press release illustrate, on a pro forma basis, condensed consolidated financial results for the third quarters of 2015 and 2014 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the second amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for third quarters of 2015 and 2014 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended June 30, 2015, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.